UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934
(Amendment No.      )*

Jamf Holding Corp.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

47074L 105
(CUSIP Number)

December 31, 2020
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 47074L 105	13G	Page 2 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Vista Equity Partners Fund VI, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
39,045,866 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
39,045,866 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
39,045,866 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
33.5% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 3 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Vista Equity Partners Fund VI-A, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
23,587,729 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
23,587,729 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
23,587,729 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
20.2% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 4 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VEPF VI FAF, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
475,138 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
475,138 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
475,138 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.4% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 5 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Vista Co-Invest Fund 2017-1, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
7,212,426 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
7,212,426 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,212,426 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.2% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 6 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VEPF VI Co-Invest 1, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
2,524,349 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
2,524,349 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,524,349 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.2% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 7 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Vista Equity Partners Fund VI GP, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
63,108,733 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
63,108,733 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
63,108,733 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
54.1% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 8 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Vista Co-Invest Fund 2017-1 GP, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
7,212,426 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
7,212,426 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,212,426 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.2% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 9 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VEPF VI Co-Invest 1 GP, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
2,524,349 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
2,524,349 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,524,349 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.2% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 10 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VEPF VI GP, Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
63,108,733 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
63,108,733 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
63,108,733 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
54.1% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 11 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Vista Co-Invest Fund 2017-1 GP, Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
7,212,426 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
7,212,426 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
7,212,426 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.2% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 12 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VEPF VI Co-Invest 1 GP, Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
2,524,349 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
2,524,349 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,524,349 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
2.2% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 13 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VEPF Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
72,845,508 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
72,845,508 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
72,845,508 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
62.5% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
PN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 14 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
VEP Group, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
72,845,508 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
72,845,508 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
72,845,508 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
62.5% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
OO

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 15 of 24 Pages

1		NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
Robert F. Smith
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a)		☐
(b)		☐
3		SEC USE ONLY
4		CITIZENSHIP OR PLACE OF ORGANIZATION
United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0 shares
	6	SHARED VOTING POWER
72,845,508 shares
	7	SOLE DISPOSITIVE POWER
0 shares
	8	SHARED DISPOSITIVE POWER
72,845,508 shares
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
72,845,508 shares (See Item 4)
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
62.5% (a) (See Item 4)
12		TYPE OF REPORTING PERSON (See Instructions)
IN

(a)	All percentages calculated in this Schedule 13G are based upon an aggregate of 116,596,385 shares of common stock outstanding as of November 4, 2020 as indicated in the Issuer’s Quarterly Report on Form 10-Q filed November 12, 2020.

CUSIP No. 47074L 105	13G	Page 16 of 24 Pages

Item 1(a)	Name of Issuer:

Jamf Holding Corp. (the “Issuer”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

100 Washington Ave S, Suite 1100, Minneapolis, Minnesota 55401.

Item 2(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Commission pursuant to Section 13 of the Act: (i) Vista Equity Partners Fund VI, L.P.; (ii) Vista Equity Partners Fund VI-A, L.P.; (iii) VEPF VI FAF, L.P.; (iv) Vista Co-Invest Fund 2017-1, L.P.; (v) VEPF VI Co-Invest 1, L.P. ((i)-(v) collectively, the “Vista Funds”); (vi) Vista Equity Partners Fund VI GP, L.P. (“Fund VI GP”); (vii) Vista Co-Invest Fund 2017-1 GP, L.P. (“Vista Co-Invest GP”); (viii) VEPF VI Co-Invest 1 GP, L.P. (“VEPF Co-Invest GP”); (ix) VEPF VI GP, Ltd. (“Fund VI UGP”); (x) Vista Co-Invest Fund 2017-1 GP, Ltd. (“Vista Co-Invest UGP”); (xi) VEPF VI Co-Invest 1 GP, Ltd. (“VEPF Co-Invest UGP”); (xii) VEPF Management, L.P. (the “Management Company”); (xiii) VEP Group, LLC (“VEP Group” and collectively with the Vista Funds, Fund VI GP, Fund VI UGP and the Management Company, the “Vista Entities”) and (xiv) Robert F. Smith (collectively with the Vista Entities, the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, dated February 10, 2021, a copy of which is attached as Exhibit A to this Statement, pursuant to which the Reporting Persons agreed to file this Schedule 13G and any amendments thereto jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)	Address of Principal Business Office or, if none, Residence:

The principal business address of each of the Vista Entities is 4 Embarcadero Center, 20th Fl., San Francisco, California 94111.

The principal business address of Mr. Smith is c/o Vista Equity Partners, 401 Congress Drive, Suite 3100, Austin, Texas 78701.

Item 2(c)	Citizenship:

See response to Item 4 of each of the cover pages.

Item 2(d)	Title of Class of Securities:

Common stock, par value $0.001 per share.

CUSIP No. 47074L 105	13G	Page 17 of 24 Pages

Item 2(e)	CUSIP Number:

47074L 105.

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Non-U.S. institution in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(K).

Not applicable.

Item 4	Ownership:

(a)	Amount beneficially owned as of the date hereof:

See response to Item 9 on each of the cover pages.

(b)	Percent of class: See response to Item 11 on each of the cover pages.

(c)	Number of shares as to which such person has:

(i)	sole power to vote or to direct the vote: 0 shares.

CUSIP No. 47074L 105	13G	Page 18 of 24 Pages

(ii)	shared power to vote or to direct the vote: See responses to Item 6 on each of the cover pages and Item 4(a) above.

(iii)	sole power to dispose or to direct the disposition of: 0 shares.

(iv)	shared power to dispose or to direct the disposition of: See responses to Item 8 on each of the cover pages and Item 4(a) above.

Item 5	Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not Applicable.

Item 8	Identification and Classification of Members of the Group:

Not Applicable.

Item 9	Notice of Dissolution of Group:

Not Applicable.

Item 10	Certification:

Not Applicable.

CUSIP No. 47074L 105	13G	Page 19 of 24 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2021

VISTA EQUITY PARTNERS FUND VI, L.P.

By:	Vista Equity Partners Fund VI GP, L.P.
Its:	General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VISTA EQUITY PARTNERS FUND VI-A, L.P.

By:	Vista Equity Partners Fund VI GP, L.P. Its:
General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF VI FAF, L.P.

By:	Vista Equity Partners Fund VI GP, L.P. Its:
General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

CUSIP No. 47074L 105	13G	Page 20 of 24 Pages

VISTA CO-INVEST FUND 2017-1, L.P.

By:	Vista Co-Invest Fund 2017-1 GP, L.P. Its:
General Partner

By:	Vista Co-Invest Fund 2017-1 GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF VI CO-INVEST 1, L.P.

By:	VEPF VI Co-Invest 1 GP, L.P.
Its:	General Partner

By:	VEPF VI Co-Invest 1 GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VISTA EQUITY PARTNERS FUND VI GP, L.P.

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VISTA CO-INVEST FUND 2017-1 GP, L.P.

By:	Vista Co-Invest Fund 2017-1 GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

CUSIP No. 47074L 105	13G	Page 21 of 24 Pages

VEPF VI CO-INVEST 1 GP, L.P.

By:	VEPF VI Co-Invest 1 GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF VI GP, LTD.

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VISTA CO-INVEST FUND 2017-1 GP, LTD.

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF VI CO-INVEST 1 GP, LTD.

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF MANAGEMENT, L.P.

By:	VEP Group, LLC Its:
General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEP GROUP, LLC

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Managing Member

/s/ Robert F. Smith
Robert F. Smith

CUSIP No. 47074L 105	13G	Page 22 of 24 Pages

Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the common stock of Ping Identity Holding Corp. may be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 10, 2021

VISTA EQUITY PARTNERS FUND VI, L.P.

By:	Vista Equity Partners Fund VI GP, L.P. Its:
General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VISTA EQUITY PARTNERS FUND VI-A, L.P.

By:	Vista Equity Partners Fund VI GP, L.P. Its:
General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF VI FAF, L.P.

By:	Vista Equity Partners Fund VI GP, L.P. Its:
General Partner

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

CUSIP No. 47074L 105	13G	Page 23 of 24 Pages

VISTA CO-INVEST FUND 2017-1, L.P.

By:	Vista Co-Invest Fund 2017-1 GP, L.P. Its:
General Partner

By:	Vista Co-Invest Fund 2017-1 GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF VI CO-INVEST 1, L.P.

By:	VEPF VI Co-Invest 1 GP, L.P.
Its:	General Partner

By:	VEPF VI Co-Invest 1 GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VISTA EQUITY PARTNERS FUND VI GP, L.P.

By:	VEPF VI GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VISTA CO-INVEST FUND 2017-1 GP, L.P.

By:	Vista Co-Invest Fund 2017-1 GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

CUSIP No. 47074L 105	13G	Page 24 of 24 Pages

VEPF VI CO-INVEST 1 GP, L.P.

By:	VEPF VI Co-Invest 1 GP, Ltd.
Its:	General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF VI GP, LTD.

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VISTA CO-INVEST FUND 2017-1 GP, LTD.

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF VI CO-INVEST 1 GP, LTD.

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEPF MANAGEMENT, L.P.

By:	VEP Group, LLC Its:
General Partner

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Director

VEP GROUP, LLC

By:	/s/ Robert F. Smith
	Name:	Robert F. Smith
	Title:	Managing Member

/s/ Robert F. Smith
Robert F. Smith